EXHIBIT 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of NBC Capital Corporation on Form S-8 (Registration Nos. 333-75054, 333-67098, 333-106415, and 333-114080) of our report dated April 15, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which report is included in the 2004 Annual Report on Form 10-K/A of NBC Capital Corporation.

/s/ T. E. Lott & Company

Columbus, Mississippi

April 15, 2005